Exhibit 10.5

OVERSEAS SHIPHOLDING GROUP, INC.

2004 Stock Incentive Plan

_______________________________

Restricted Stock Unit Award

______________________________

You are hereby awarded Restricted Stock Units ("RSUs") with respect to the shares of Overseas Shipholding Group, Inc. (the "Company") common stock, $1.00 par value per share ("Shares")subject to the terms and conditions set forth in this Restricted Stock Unit Award ("Award") and the Overseas Shipholding Group, Inc. 2004 Stock Incentive Plan ("Plan"). All determinations, interpretations, or other actions respecting the Plan and this Award will be made by the Committee under the Plan, and shall be final, conclusive and binding on all parties, including you and your successors in interest. Capitalized terms are defined in the Plan or in this Award.

Specific Terms. Your Award has the following terms:
Name of Participant:	Morten Arntzen
Address of Participant:	1018 Weed Street New Canaan, Connecticut 06840
Number of RSUs Subject to Award:	47,289
Grant Date:	February 15, 2007

1.   Earning of RSUs. Subject to Sections 3 and 4 below, either all or a portion of the RSUs under this Award shall be earned upon the attainment of the Performance Goals set forth on Exhibit I hereto and in accordance with such Exhibit I. If none of the Performance Goals set forth on Exhibit I hereto are attained, none of the RSUs granted under this Award shall be earned.

2.   Vesting. Earned RSUs under this Award shall vest and become nonforfeitable in accordance with Exhibit I provided you are employed by the Company or an Affiliate on the date of vesting, except as otherwise provided below.

3.   Termination. In the event of your termination of employment with the Company and its Affiliates prior to the earning and/or vesting of the RSUs subject to this Award due to Disability, involuntary termination without Cause, termination for Good Reason or death:

        (a)     if the Committee determines, based on the Company's CAGR (as defined in Exhibit I) at the time of your termination of employment that it is likely that one of the Performance Goals would be achieved (or already has been achieved), a pro rata portion of the applicable percentage of the RSUs under this Award (based on projected or actual achievement of either of the Performance Goals and based on your period of service from the grant date through the date of termination of employment) shall be deemed earned and vested as of your termination date and shall be paid in accordance with Section 5 below; or

        (b)     if the Committee determines, based on the Company's CAGR at the time of your termination of employment that it is unlikely that any of the Performance Goals would be achieved, or no additional RSUs would be earned, the remaining RSUs subject to this Award shall be immediately forfeited and cancelled upon your termination of employment without further action of the Company.

4.   Change in Control. In the event of a Change in Control prior to the earning and/or vesting of the RSUs subject to this Award:

        (a)     if the Committee determines, based on the Company's CAGR, that on the effective date of the Change in Control it is likely that one of the Performance Goals will be achieved, the applicable percentage of the RSUs under this Award (based on projected achievement of either of the Performance Goals) shall be deemed earned and vested immediately prior to the Change in Control and shall be paid as soon as practicable upon or following the Change in Control; or

        (b)     if the Committee determines, based on the Company's CAGR, that on the effective date of the Change in Control it is unlikely that any of the Performance Goals will be achieved, the RSUs subject to this Award shall be immediately forfeited and cancelled as of the effective date of the Change in Control without further action of the Company.

5.   Payment. Upon vesting, each one of your earned RSUs will be converted to one Share. Subject to the provisions of the Plan and this Award, any payment with respect to the Award shall be paid in Shares, after the satisfactory payment of applicable withholding taxes, in the year of vesting, but in no event prior to date on which the Committee certifies the level of achievement of the Performance Goal, except as provided in Section 4 above.

6.   Rights as a Stockholder. You shall have no rights as a stockholder with respect to any Shares covered by any RSU unless and until you have become the holder of record of the Shares, and no adjustments shall be made for dividends in cash or property, distributions or other rights in respect of any such Shares, except as otherwise specifically provided for in this Award or the Plan.

7.   Dividend Equivalents. Cash dividends on Shares shall be credited to a dividend book entry account on your behalf with respect to each RSU subject to this Award, provided that such cash dividends shall not be deemed to be reinvested in Shares and will be held uninvested and without interest and paid in cash if and when the RSU vests. Stock dividends on Shares shall be credited to a dividend book entry account on your behalf with respect to each RSU subject to this Award, provided that you shall not be entitled to such dividend unless and until the RSU vests.

8.   Attempted Transfer. Any attempted sale, transfer, pledge, hypothecation, assignment, exchange or other disposition of RSUs in violation of the Plan and this Award will be considered void and of no effect and the Company will have the right to disregard the same on its books and records.

9.   Adjustments. In the case of any change in corporate structure as contemplated under Section 4.2(b) of the Plan, an equitable adjustment shall be deemed necessary and shall be made in accordance with such Section 4.2(b).

10.  Amendment. Except as otherwise provided in the Plan, no modification or waiver of any of the provisions of this Award shall be effective unless in writing and signed by the party against whom it is sought to be enforced. This Award is intended to comply with the applicable requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code") and shall be limited, construed and interpreted in a manner so as to comply therewith. Notwithstanding anything herein to the contrary, any provision in this Award that is inconsistent with Section 409A of the Code shall be amended by the Committee in good faith to comply with Section 409A of the Code and to the extent such provision cannot be amended to comply therewith, such provision shall be null and void.

11.  Not a Contract of Employment. Nothing in this Award or the Plan confers on you any right to continued employment with the Company or Affiliate or restricts the Company's or Affiliate's right to terminate your employment at any time for any or no reason.

12.  Severability. The provisions of this Award and the Plan are intended to be severable, and any illegal or invalid term shall not affect the validity or legality of the remaining terms.

13.  Notices. Any notice or communication required or permitted to be given by any provision of this Award or the Plan shall be in writing and shall be delivered personally or sent by certified mail, return receipt requested, addressed as follows: (i) if to the Company or the Committee, at the address set forth below, to the attention of the Vice President and Head of Human Resources; and (ii) if to you, at the address the Company has on file for you. Any such notice shall be deemed to be given as of the date it is personally delivered or properly mailed.

IN WITNESS WHEREOF, the parties have executed this Agreement on the 15th day of February, 2007.

                                                            OVERSEAS SHIPHOLDING GROUP, INC.

                                                            By: /s/Charles A. Fribourg
                                                                      Chairman of the Compensation Committee

                                                                  /s/Morten Arntzen
                                                                    Participant - Morten Arntzen

EXHIBIT I

PERFORMANCE GOALS

The RSUs subject to the Award shall (1) be earned upon certification by the Committee of the attainment of the Performance Goals set forth below based on the Compound Annual Growth Rate ("CAGR") of the price of the Company's common stock and (2) become vested as set forth below if you are continuously employed by the Company or an Affiliate though the dates specified below or, if later, the date of Committee certification. "CAGR" is calculated based solely on the annual stock price growth rate, compounded (adjusted for stock splits and stock dividends), and without any regard to cash dividends.
Earnout	December 31, 2009	December 31, 2010	December 31, 2011
Threshold -50% (9.88% CAGR)	$75.02	$82.43	$90.58
Target - 100% (18.25% CAGR)	$93.51	$110.57	$130.75
Amount Earned	earned amount based on attainment of threshold or target	earned amount based on attainment of threshold or target less amount earned in prior year	earned amount based on attainment of threshold or target less amount earned in prior years, with interpolations between threshold and target
Vesting	50% on 1/1/11 50% on 1/1/12	50% on 1/1/11 50% on 1/1/12	100% on 1/1/12

Note:     The prices set forth above are based on the $56.55 opening price on January 3, 2007.

To illustrate the above:

1.     Assume OSG stock price is $95.00 on 12/31/09. 100% of the RSUs will be "earned" based on performance, however the actual vesting would be delayed until 1/1/11 and 1/1/12 based solely on continued service, and irrespective of stock price movement after 12/31/09. Thus, there was a three year performance period and a two year service "tail." In the event of termination of employment after 12/31/09, the provisions of Section 3 and 4 will control the vesting of these already earned RSUs.

2.     Assume, however, the stock price is $80.00 as of 12/31/09. In that case, 50% of the RSUs would be earned, subject to the two year service vesting tail. Note that there will only be interpolation between threshold and target at the end of 12/31/11.

       With regard to the unearned 50% of the RSUs, we then look at stock price as of 12/31/10. If the price is less than $110.57, no additional RSUs are earned. If the price is $110.57 or greater, the other 50% is earned with one-half of the second 50% vesting immediately, i.e., 1/1/11 and the other half vesting in one year (1/1/12) based solely upon continued service, again, subject to the provisions of Section 3 and 4.